Exhibit 23(c)

CONSENT OF INDEPENDENT AUDITORS

ABN AMRO Holding N.V.
Gustav Mahlerlaan 10
1082 PP Amsterdam

Amsterdam, February 28, 2002

Subject: LETTER OF CONSENT ABN AMRO HOLDING N.V.

Dear Sirs:

We hereby consent to the use of our report dated March 23, 2001 included in the annual report of ABN AMRO Holding N.V. on Form 20-F filed with the Securities and Exchange Commission on May 9, 2001, on our examination of the financial statements of ABM AMRO Holding N.V. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2000 for inclusion in the S-8 registration statement relating to the ABN AMRO Key Employee Equity Programme and Co-Investment Plan and ABN AMRO Incorporated US Retention Plan.

Yours faithfully,
For Ernst & Young Accountants

P. Laan	C.B. Boogaart